Exhibit 99.01

Unaudited Pro Forma Financial Statements

		Pro Forma
		Adjustments(2)		Pro Forma
	Historical	(Unaudited)		(Unaudited)

Balance Sheet Data:
Current assets	$3,311	$(10	)(5)	$3,301
Property, plant and equipment, at cost	21,165			21,165
Other assets	4,259	9	(3)	4,268

Total assets	$28,735			$28,734

Current portion of long-term debt	$682			$682
Short-term debt	2,225	(435	)(1)	1,790
Other current liabilities	2,543			2,543

Total current liabilities	5,450			5,015
Deferred credits and other liabilities	3,719			3,719
Minority interest	655	(577	)(4)	78
Long-term debt	12,118			12,118
Mandatorily redeemable preferred securities of subsidiary trusts	494			494
Preferred stockholders’ equity	105			105
Common stockholders’ equity	6,194	1,011	(1),(5)	7,205

Total liabilities and equity	$28,735			$28,734

Income Statement Data:
Operating revenue	$15,028			$15,028
Operating expense	13,085			13,085

Operating income	1,943			1,943
Interest income and other nonoperating income — net of other expenses	72			72
Interest charges and financing costs	(821)	15	(1)	(806)
Income taxes	(336)	(6	)(1)	(342)
Minority interest	(73)	66	(4)	(7)
Extraordinary items	10			10

Net income	795			870
Dividends on preferred stock	(4)			(4)

Earnings available for common shareholders	$791			$866

Earnings per share — diluted:
Income before extraordinary items	$2.27			$2.21
Extraordinary item	0.03			0.03

Total earnings per share — diluted	$2.30			$2.24

Weighted average common shares outstanding - diluted	343,742,000	42,946,422	(5)	386,688,422

(Footnotes on following page)

Notes:

(1)  We have assumed that the net proceeds from the common stock offering ($435 million) are used to repay short-term indebtedness with a weighted average interest rate of 3.4% per annum (based on the weighted average interest rate of such indebtedness as of December 31, 2001).

(2)  The pro forma adjustments shown in the table do not reflect the impact of any other initiatives that may be undertaken at the NRG level, including, without limitation, possible asset sales, project cancellations and deferrals and reductions in other NRG costs.

(3)  We have allocated the estimated excess of the aggregate purchase price to be paid for NRG common stock pursuant to the exchange offer and subsequent merger over the 26% of the carrying value of NRG assets and liabilities to goodwill. Pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill from acquisitions occurring after June 30, 2001 is not amortized. Accordingly, we have not provided for amortization expense of the excess of the aggregate purchase price to be paid for shares of NRG common stock pursuant to the exchange offer and subsequent merger over 26% of the carrying value of NRG’s assets and liabilities.

(4)  We have assumed elimination of the minority shareholders’ interest in the income of NRG for the year ended December 31, 2001. For approximately the first three months of 2001, this interest was 18% of the outstanding shares of NRG common stock; for the last nine months of 2001, it was 26%.

(5)  We have assumed that we will exchange 24.7 million shares of Xcel Energy common stock (based on a value of $23.73 per share, the closing price per share of Xcel Energy common stock immediately prior to the announcement of the exchange offer) for all outstanding shares of NRG common stock. However, due to differing levels of minority ownership during the year (see note (4) above), we have calculated the impact of the issuance of Xcel Energy shares on a weighted average basis. Based on the proposed exchange ratio, for approximately the first three months of 2001, 15.7 million shares of Xcel Energy common stock would have been required to reacquire the minority shares of NRG common stock then outstanding. We have also assumed that securities issuance costs are paid in cash and will be reflected as a reduction in common stockholder’s equity.